Flowco Holdings Inc. Announces Appointment of New Independent Director

HOUSTON--(BUSINESS WIRE)-- Flowco Holdings Inc. (NYSE: FLOC) (“Flowco” or the “Company”) announced that its Board of Directors (the “Board”) has appointed Hardy Murchison as an independent director, effective April 29, 2026. The appointment increases the size of the Board to eight directors and the number of independent directors from three to four.

Mr. Murchison is the Founder, Chief Executive Officer, and Director of Encino Energy. Under his leadership, Encino pioneered the Utica oil play, becoming Ohio’s largest oil producer and second-largest natural gas producer before selling to EOG Resources in 2025 for $5.6 billion. Prior to Encino, Mr. Murchison spent a decade co-managing oil & gas E&P investments at First Reserve Corporation, investing $1.7 billion across the US, Angola, Canada, China, Colombia, and the UK. Mr. Murchison also served as Vice President of Corporate Development at Range Resources Corporation (NYSE: RRC).

Mr. Murchison holds a Bachelor of Arts from the University of Texas and an MBA from Harvard University. He currently serves as a Director of the Bettering Human Lives Foundation and the Coastal Conservation Association of Texas Fund, and as Chairman of the American Energy Policy Center.

“I am pleased to welcome Hardy to our Board of Directors. Hardy brings decades of leadership experience across the energy and industrial sectors, with a strong track record of driving operational excellence, strategic growth, and value creation,” said Joe Bob Edwards, President and Chief Executive Officer of Flowco. “Having built and led an oil and gas company, Hardy adds a true operator’s perspective to Flowco’s board. His deep industry knowledge and insights will play a key role in supporting Flowco’s continued growth and long-term strategy.”

About Flowco

Flowco is a leading provider of production optimization, artificial lift and emissions management and monetization solutions for the oil and natural gas industry. The company’s products and services include a full range of equipment and technology solutions that enable oil and natural gas producers to efficiently and cost-effectively maximize the profitability and economic lifespan of their assets.

Investor Contact:

Andrew Leonpacher | VP of Finance, Corporate Development, and Investor Relations

andrew.leonpacher@flowco-inc.com

(713) 997-4647

Media Contact:

Cheryl Brashear-White | VP of Marketing Communications

cheryl.white@flowco-inc.com

(405) 819-5290

Source: Flowco Holdings Inc.